UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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GOLF GALAXY, INC.
(Name of Registrant as Specified In Its Charter)
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The following email and attached FAQs were sent to employees of Golf Galaxy, Inc. (the “Company”) in connection with the announcement by the Company that it had entered into an Agreement and Plan of Merger, dated as of November 13, 2006, with Dick’s Sporting Goods, Inc. (“Purchaser”) and Yankees Acquisition Corp. (“Sub”).

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-----Original Message-----

From:   Tami Gottschalk   On Behalf Of Randy Zanatta

Sent:   Monday, November 13, 2006 3:08 PM

To:     Retail Support Office; All Stores; Golf Works Management; Golf Works Officer; Distribution Center; Contact Center

Subject:        Very Important Announcement

This afternoon marks yet another important milestone in the history of Golf Galaxy. We are very pleased to announce that we have entered into a definitive agreement and plan of merger with Dick’s Sporting Goods, Inc. A copy of this afternoon’s joint announcement with Dick’s is attached below.

We are extremely excited to have entered into this agreement, which represents an extraordinary opportunity for both Golf Galaxy and Dick’s Sporting Goods. By joining forces with Dick’s Sporting Goods, who we believe is the best general sporting goods retailer in the industry, we will create the largest golf retailer in the U.S. with nearly $1 billion in combined sales of golf equipment, apparel and services. More importantly, we believe the transaction will strengthen our position as the best golf specialty retailer in the industry by providing us access to the resources of a $3 billion organization.

Under the terms of the agreement, Golf Galaxy’s shareholders will receive $18.82 per share in cash, a premium of 19% over Golf Galaxy’s closing stock price as of last Friday, November 10, 2006. The transaction values Golf Galaxy at approximately $220 million. We anticipate completing the transaction in February or March, subject to customary closing conditions, including regulatory and shareholder approval.

While this is the latest exciting milestone in the ten-year history of our company, we realize it may create questions.  We have attached a list of FAQ’s that we hope will answer some of those questions.

We also would like to invite you to join us for a series of open discussions where we will provide more specifics on the transaction itself as well as take your questions.

•       There will be a discussion today in the warehouse at 3:15 p.m. for all RSO employees.

•       In addition, at 4:00 p.m. Central time, we will host a conference call for DSMs. Dial-in instructions will be sent separately.

•       Finally, we will host a conference call for all GolfWorks employees tomorrow morning at 9:00 a.m. Eastern time.  Dial-in instructions for the call will also be sent separately.

Greg and I are excited about this next phase of our development and the additional opportunities created by a merger with Dick’s Sporting Goods. Your hard work and dedication has made this opportunity possible.  We look forward to this new strategic relationship as we continue to pursue our goal of becoming the #1 golf specialty retailer.

Sincerely,

Randy Zanatta - President and Chief Executive Officer

Greg Maanum - Chief Operating Officer

FAQ’s

1.              Why are we merging with Dick’s Sporting Goods?

There are several significant advantages to this merger, including:

-                                    This merger will make us the largest and fastest growing golf retailer in the U.S. with anticipated sales next year of approximately $1 billion.

-                                    The merger will create increased buying power and the ability to share/leverage resources on our private label initiative.

-                                    The merger creates increased buying power with our product vendors.  We will be the only major golf retailer that is able to offer our vendors access to all golf consumers.

-                                    By merging with Dick’s Sporting Goods we will save more than $1 million annually in “public company” expenses — funds that we can reinvest in growing the company.

-                                    This merger will greatly reduce the time spent by senior management on investor relations and other public company duties, giving us more time to focus on our strategic initiatives and growing the company.

-                                    This merger creates liquidity for our investors and shareholders at a strong valuation, while allowing our employees the opportunity to roll their options into this new company.

-                                    This merger allows many of our employees the opportunity to participate through stock options in the growth of Dick’s Sporting Goods, a much larger company with a solid reputation on Wall Street and meaningful growth opportunity.

-                                    We believe this combination offers expanded career path alternatives for our employees in this new, larger organization.

-                                    This merger creates more security and stability for our company.  We will be better positioned in the event of a slowdown in golf spending, as a part of a company that has a market-leading position in other sporting goods product categories.

-                                    With this merger we will have an ownership structure that has a strategic versus purely financial interest in our company.  We believe this is preferable and will provide greater support to our company as we continue to pursue our goal of becoming the #1 golf specialty retailer.

2.              Why Dick’s Sporting Goods?

Dick’s Sporting Goods management has a great respect for our retail strategy and believes that we are the best golf specialty retailer in the business.  In our opinion, Dick’s Sporting Goods is the best general sporting goods retailer in the business and a highly desirable partner. We believe the relative strengths of both organizations will cooperatively create both the best specialty golf retail brand and best general sporting goods retail brand in the industry.

In addition, we also believe there will be a wider variety of career path alternatives for our employees across a larger organization. Dick’s Sporting Goods management team is committed to helping us grow and become the #1 golf specialty retailer.

3.              Why now?

We believe that over the next 3-5 years the golf retail industry will become increasingly competitive with accelerating consolidation.  Merging with Dick’s Sporting Goods now presents a fantastic opportunity for us to become the dominant golf retailer overnight, which will position us to grow and thrive in any competitive environment.

4.              When does the merger take effect?

The transaction is subject to regulatory and shareholder approval. If approved, the transaction is expected to close in February or March.

6.              Will our name change?

We anticipate no name change — our stores will continue to operate under the Golf Galaxy brand.

7.              What happens to Randy, Greg and the rest of the management team?

Our existing management team will remain intact. We anticipate no changes in our strategic initiatives or the direction of the company.  Dick’s Sporting Goods intends to have us operate independently.

8.              What happens to the RSO?

Dick’s Sporting Goods envisions that Golf Galaxy will be run as a separate subsidiary and has committed that the RSO will operate in Eden Prairie.  While Dick’s Sporting Goods is contractually committed to keeping the RSO in Eden Prairie for at least two (2) years, we are not aware of any intention to move the RSO anytime in the future.

9.              Will I have a job?

Dick’s Sporting Goods has stated its intent that the RSO and its employees continue to operate independently after the merger.  As is the case today, everyone’s position depends on our performance, demands, market conditions, etc. Your employment with Golf Galaxy is and will continue to be on an at-will basis.  This means that you are not employed for any set period of time and you or the Company may terminate the employment relationship at any time, for any reason.

10.       What will be the involvement of Dick’s Sporting Goods in day-to-day operations?

Minimal. We expect that Dick’s Sporting Goods intends to have us operate independently.

11.       Will we be under Dick’s Sporting Good’s benefit program or ours?  If so, how does it affect the benefits offered and premiums?   What about my 401(k)?  Will the Company Match continue?  Does my PTO plan stay the same?

After the transaction closes, our employees will either remain on our benefit programs or be covered under Dick’s Sporting Good’s benefit programs. Our understanding is that, in the aggregate, Dick’s Sporting Good’s benefit programs are equal to or better than those benefits Golf Galaxy currently provides.

16.       Are we under Dick’s Sporting Good’s compensation and bonus programs or GGXYs?

We will remain under Golf Galaxy’s compensation and bonus programs until the transaction is complete, at which time the programs will be evaluated.

17.       What happens to my stock options?

Vested options — Employees may elect to receive in cash the difference between $18.82, the merger price, and the exercise price of the option. Otherwise, employees’ existing Golf Galaxy options will be converted to options in Dick’s Sporting Goods common stock based on a conversion ratio.

Unvested options — All unvested options will be converted to options in Dick’s Sporting Goods common stock based on a conversion ratio.  Options will have the same value and terms after conversion. Dick’s Sporting Goods, Inc. trades on the New York Stock exchange under the symbol DKS.

18.       I own GGXY shares.  What happens to them?

Under the terms of the merger agreement, Golf Galaxy shareholders will receive $18.82 per share in cash in exchange for their shares. The merger will require, among other things, shareholder approval.

19.       What happens to PUD?

No changes are planned at this time.

20.       Will we be entitled to an employee discount at Dick’s Sporting Goods?

Unknown at this time.

21.       What happens to the golf departments in Dick’s Sporting Goods’ stores?

We are unaware of any expected changes to the golf department within existing Dick’s Sporting Goods stores.

22.       What happens to Dick’s Sporting Good’s golf-only stores?

Dick’s Sporting Goods currently operates two golf-only stores — one in Pittsburgh and the other in Washington, D.C. It is unclear at this time if the stores will be converted to Golf Galaxy stores, closed, or operated under the current format.

23.       Will the same support to the stores from the RSO be in place?

Yes. Dick’s Sporting Goods intends that the RSO and its employees continue to operate independently after the acquisition.  We currently do not anticipate any changes in how we run our business.

24.       What should I do if I receive a call from the media or if a member of the media comes into my store looking for a comment on the pending merger?

All such inquiries should be directed to Randy Zanatta or Rick Nordvold, the company’s designated spokespersons.

27.  Who can I contact with questions?

Please contact any officer with questions.

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ADDITIONAL INFORMATION

This information may be deemed to be solicitation material with respect to the proposed merger.  In connection with the proposed merger, the Company intends to file a proxy statement with the United States Securities and Exchange Commission (“SEC”).  THE COMPANY URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND RELATED MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PURCHASER, AND SUB AND THE PROPOSED MERGER.  Investors and security holders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company, Purchaser and Sub at http://www.sec.gov, the SEC’s website.  Free copies of the Company’s SEC filings may also be obtained at http://www.golfgalaxy.com.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers and certain of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of the Company with respect to the merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement when it is filed with the SEC.  Information regarding the Company’s directors and executive officers is also set forth in the proxy statement for the Company’s 2006 Annual Meeting, which was filed with the SEC on June 26, 2006.